EXHIBIT 99
PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FOURTH QUARTER AND FULL YEAR 2007 EARNINGS
Thursday, January 24th, 2008     11:00 am local time

Facilitator: Good morning, and welcome to the Peoples Bancorp conference call.  My name is Maureen, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended December 31, 2007.

[Facilitator Instructions]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples’ Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples disclaims any responsibility to update these forward-looking statements.

Peoples’ 4th quarter 2007 earnings statement was released this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer and Carol Schneeberger, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mr. Mark Bradley: Thank you.  Good morning and welcome to Peoples Bancorp’s conference call.

Today, Peoples Bancorp reported fourth quarter 2007 earnings of $0.21 per share on $2.2 million in net income, compared with $4.8 million or $0.44 per share in last year’s fourth quarter.  For the year ending December 31st, 2007, Peoples earned $1.74 per share, down from $2.01 in 2006.

As previously disclosed, fourth quarter results were negatively impacted by an other-than-temporary impairment charge in our investment portfolio, which lowered after-tax earnings by $3.6 million.  This charge was partially offset by a $782,000 or $508,000 after-tax reduction in franchise tax expense resulting from the adjustment to Peoples’ tax reserves to reflect the settlement agreement with the Tax Commissioner of the State of Ohio.  The December 2007 settlement resolved certain issues concerning Peoples’ Ohio corporation franchise tax liabilities and associated calculations for the 2002 through 2008 tax years (representing fiscal years 2001 through 2007). The net impact of the impairment charges and the franchise tax settlement was a reduction in fourth quarter 2007 earnings of approximately $0.29 per share after tax.

The non-cash, other-than-temporary impairment is comprised of:
•	a $1.3 million charge related to Fannie Mae preferred stock previously carried at $6.8 million,
•	a $1.9 million charge related to Freddie Mac preferred stock previously carried at $8.5 million,
•	a $100,000 charge related to a single bank holding company stock held by Peoples previously carried at $200,000, and
•	a $2.2 million charge related to three collateralized debt obligations, or CDO’s, previously carried at $7.9 million.

After recording these charges, the carrying value of our Fannie and Freddie preferred stock is $12.1 million and the carrying value of all CDO’s held by Peoples is $6.1 million.  Later in this call we will go into more detail regarding impairment charges and our CDO investments.

Notwithstanding the one-time events during the year and a tough operating environment for financial institutions, I believe our 2007 results from normal, ongoing operations were good.  Full-year 2007 revenue grew $1.7 million as both net interest income and non-interest income expanded, while operating expenses were only up $150,000.

We also returned value to our shareholders in 2007 with a 6% increase in dividends, and through the re-purchase of approximately 464,000 shares of our stock throughout the year.  We are proud to say that our record of increasing dividends now stands at 42 consecutive years.

The fourth quarter of 2007 was highlighted by stronger than expected loan growth, as total loan balances increased $14 million over the linked quarter end.  Commercial mortgage production was the main driver of loan growth for the quarter, while we experienced some expected payoffs in our real estate construction portfolio.   Despite good growth in the fourth quarter, total loan balances at year-end 2007 were down $12 million from year-end 2006, due primarily to significant commercial loan payoffs throughout the year.  Our outlook for 2008 will continue to focus on loan “quality” vs. “quantity”, and with some known loan payoffs already in motion, we look for another year of flat loan growth, with possible slight declines in total balances.

However, we did see earning asset growth in the last 3 months of the year.  As a result of 4th quarter loan growth and some investment purchases made toward the end of the third quarter, average earning assets were up $29 million compared to the third quarter.  Fourth quarter 2007 earning asset yields were up slightly, helped by interest income pick-ups from two separate poolsof loans acquired in 2002 and 2003.  The additional interest income on the acquired loans was caused by the loan pools performing better than anticipated, and helped increase net interest margin in the fourth quarter by about 8 basis points.

On the funding side, total deposits at December 31, 2007 were up $3 million from the end of the third quarter, as reductions in CD balances were offset by gains in non-interest bearing deposits, interest bearing checking, and money market accounts.  Personal money market accounts experienced a $10 million increase during the quarter and interest bearing checking account balances grew $12 million.

For the fourth quarter of 2007, the cost of interest bearing deposits was 3.55%, down 9 basis points from the linked quarter, while the cost of borrowed funds decreased 31 basis points to 4.61%.  Lower borrowing costs were caused by the Federal Reserve’s short-term rate reductions and also replacing long-term debt at lower rates.

Net interest income and margin for the fourth quarter of 2007 were $14 million and 3.40% respectively.  These figures represented a 6% increase in net interest income and 14 basis points in margin increase from the linked quarter.  In the latter parts of 2007, we benefited from our liability sensitivity in the short-term time horizon as market rates came down on the short end.  Our modeling indicates we remain slightly liability sensitive in the short term.

With the recent 75 basis point cut by the Federal Reserve, our modeling indicates net interest income should grow, considering the aggressive cut and our asset liability position.  However, with cuts like that, and possibly more planned, the waters get a little muddy from intense deposit pricing, loan refinancings and unplanned loan repricings, which make projections for future net interest margin a challenge.  In the end, we look for 2008 net interest margin to be in the mid to upper 3.30’s, with no growth in earning assets, and possibly a slight decrease in earning assets if loan payoffs are larger than expected.

And now a look at loan quality, which is at the forefront of everyone’s mind … during the fourth quarter of 2007, total net charge-offs were just 16 basis points, or 0.16% of average loans, down from the linked and prior year quarters.  Net charge-offs for all of ‘07 were $2.7 million, or 0.24% of average loans, as compared with $3.8 million or 0.35% in 2006.

Despite lower net chargeoffs in the fourth quarter, we have begun to see some deterioration in some credit metrics, such as the amount of loans 30 days past due.  While such delinquencies do not always lead to chargeoffs, it does show the pressure mounting on consumers and businesses.

Nonperforming loans comprised 0.83% of total loans at December 31, ‘07, up from 0.56% at September 30, with all of the increase being in nonaccrual loans.

Our provision for loan losses was $1.5 million for the fourth quarter of ‘07, up from $1.0 million in the third quarter of ‘07.  For the full year, provision expense totaled $4.0 million in ‘07 as compared with $3.6 million in ‘06.  We believe that loan quality remained reasonable in 2007, especially considering that much of the recent losses have been associated with a limited number of relationships.

We believe challenges to loan quality remain at manageable levels.  Our loan loss reserve grew $1.2 million in 2007, and now stands at 1.40% of total loans.  The foundation of our loan quality is still strong, although some cracks may be forming, seen by recent increases in 30 day delinquencies, the handful of commercial loans that have either been downgraded or labeled “impaired,” and of course the economy in general.  Recent rate cuts should help our commercial clients with lower loan rates, but inflation and price pressures are still very real issues for our customers.

In 2008, we look for net chargeoffs to again be in the 0.20% to 0.30% range, which is similar to what we have experienced the last 5 years.  We also look for provision expense to be similar to the $4 million booked in 2007, although that number could rise if loan quality deteriorates.  Alternatively, provision could drop below 2007 levels if loan quality is better than expected.

Overall, in ‘08, our plan is to focus on the basics that make us a good company:  serving customers through a relationship-based approach, providing diversified financial solutions from wealth management to insurance to banking, making good loans and weathering the storm against unpredictable market conditions.

And now I will turn the call over to Carol Schneeberger, our CFO for her comments on fourth quarter and year-end results.

Ms. Carol Schneeberger: Thank you.

I would first like to share more details about the securities related impairment charge Mark mentioned earlier.

First the Fannie and Freddie investments. After the $3.2 million impairment charge, our total preferred stock exposure will be carried on our books at $12.1 million.  The Fannie Mae and Freddie Mac preferred stocks are investment grade, high yielding fixed-rate securities that are rated AA- and Aa3 by S&P and Moody’s, respectively.

Next the CDO’s, after the $2.2 million impairment charge, our CDO portfolio will be carried on our books at $6.1 million, of which $5.0 million are rated BBB consisting of an underlying collateral pool of 88% bank, 8% insurance, and 4% REIT.  These collateral pools are currently experiencing no deferrals or defaults.  These investments were deemed to have a $2.0 million impairment based upon our assessment of the credit and liquidity risk inherent in these types of investments.

The remaining $1.1 million of CDO’s are invested in two 100% bank income notes originated in 2001 and 2002.  One of these income notes, the first is valued at approximately $400,000.  We booked a $675,000 other than temporary impairment charge on this investment in the third quarter of 2007.  As our analysis anticipated at the time, it is currently experiencing a deferral.   No additional impairment is indicated at this time.  The institution in question that caused the deferral was able to complete the sale of one of its business units and we are cautiously optimistic this institution might be able to begin making payments again sometime in late 2008.

The second income note, valued at approximately $700,000, was deemed to have $200,000 of other than temporary impairment in the fourth quarter of 2007.  This income note experienced a default within its pool and will begin making an income note payment distribution in April 2008.  The size of the default fell within the original purchase analysis of the security, therefore the impairment charge of $200,000 was not related to the default in the pool, but rather to our reassessment of the credit and liquidity risk inherent within the investment.

In summary, we will continue to monitor the Fannie, Freddie and CDO investments on our books as well as all other investments through our normal credit review process and the other-than-temporary impairment guidelines set forth in current accounting pronouncements.  Current accounting rules require us to analyze all of our assets on an ongoing basis for indicators of impairment.  When those indicators exist, we have controls and procedures in place to determine if the carrying value of those assets should be reduced.  We will continue to monitor developments in the credit markets and respond accordingly to make good economic and risk management decisions based on a long-term focus – not just accounting rules.

Now let’s switch gears and look at normal operations.

In the fourth quarter and for the full year of 2007, we continued to progress on our strategy of diversifying our revenue streams to become less dependent on the interest rate environment by growing our fee-based revenues.  Total non-interest income was $7.6 million in the fourth quarter, up from $7.4 million a year ago.  Full-year 2007 non-interest revenue was also up by $1 million dollars over last year, totaling $31.3 million.  Non-interest income comprised 37% of our total revenue in 2007.

Most of our growth in year-over-year fees was from higher trust and investment income, plus debit card income.  Trust and investment income was up $725,000, or 17% over 2006, as total assets under management grew 10% due to the addition of seasoned sales personnel and increased cross-sale opportunities from our retail banking operation.  E-banking revenues, primarily debit card revenues, were up $444,000 or 14% over 2006, reflecting steady increases in debit card activity.  In addition, our insurance commissions grew modestly, despite lower one-time profit-sharing revenues and a “softer” insurance market that has seen decreasing premiums from last year.

Going forward, we continue to focus on growing our fee-based revenues through the addition of skilled sales personnel in our wealth management group and increased cross-sale activity among our banking, insurance, and investment businesses.

Total non-interest expense was $12.4 million for the fourth quarter of 2007, down from $12.6 million and $12.9 million in the linked and prior year quarters respectively.  Fourth quarter expense was positively impacted by the reduction in franchise tax expense, which is an “above the line” tax for Peoples Bancorp, that Mark mentioned earlier.  Offsetting this non-interest expense decrease were year over year increases in sales-based compensation, marketing expense, and bankcard costs in correlation with increased debit card activity.

For 2007, total non-interest expense was $51.4 million, up less than 1% over the previous year, as higher salaries and benefits costs were offset by reductions in other expenses.  We look for operating expenses to increase 3% to 5% in 2008, as continued investments in new sales associates, technology, a full year’s expense of our newest financial services office in Huntington, West Virginia, and a “return to normal” for franchise tax expense will combine to grow operating expenses.

I will now turn the call back over to Mark for his final comments.

Mr. Mark Bradley: Thank you Carol.

Although we believe that operating results were good in ‘07, the year was marked by one-time charges that have plagued many companies in the financial services industry this year.  However, I think that it’s important to note that our already strong capital position improved in ‘07:  our tangible equity to tangible assets ratio of 7.30% at year-end ‘07 is up from 7.15% at year-end 2006.

So in the end, 2007 results were disappointing despite a good year in our core operations.   Net interest income and non-interest revenues increased while operating expenses were flat over the prior year, which improved our efficiency ratio.  Although loan growth was challenged by payoffs, loan activity was good and we saw some growth late in the year.  Net chargeoffs were reasonable, and challenges to loan quality remain manageable.  Net interest margin increased slightly over last year, and we are positioned to take advantage of possible future decreases in short-term rates with our liability sensitivity in the one-year time horizon.

With the financial markets as unpredictable as ever, and the housing industry sending shockwaves through the industry, we believe it makes sense to be sensible with our capital levels in 2008.  As some have said, “Capital is King, and Consistency is a Good Thing.”  We tend to agree with those thoughts.

We will be selective with acquisitions.  We will also probably less active with stock buy-backs than we were in ‘07, when we repurchased 468,000 shares.

So what do we think about ‘08 earnings?  Accounting rules and the financial markets make such projections difficult, but our internal models assume a net interest margin in the mid to upper 3.30’s with flat to slight declines in earning assets.  Our effective tax rate will increase to about 26% in ‘08 from fewer tax credits being available for use and higher projected pre-tax income.  Therefore, we project 2008 earnings per share to be in the $2.02 to $2.08 range.  Please note our projections exclude any special loan loss provisions or one-time impairments or gains.  As always, we will continue to manage Peoples Bancorp for the long-term while making the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Carol Schneeberger, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator: [Facilitator Instructions] Our first question comes from Daniel Arnold, Sandler O’Neill.  Go ahead please.

Daniel Arnold: Hey guys, good morning.

Mark Bradley: Hello, Dan.

Carol Schneeberger: Good morning.

Daniel Arnold: First question, just on the franchise tax adjustment, I just want to makesure that that’s non-recurring, right? After the [inaudible] maybe in the fourth quarter?

Mark Bradley: You are correct in that assumption.

Daniel Arnold: Those expenses will just come back up to the third quarter levels in the first quarter?

Mark Bradley: That is a fair assessment, yes.

Daniel Arnold: Okay. And then, just on the non-performing assets, I just wanted to see what kind of  loans exactly were showing up and the ones that are coming up to non-performingstatus?

Mark Bradley: There is probably two or three or four loans, Dan, that popped that numberup about 3 million bucks. The biggest loan would be close to $2 million that is raw land, that is the –

Daniel Arnold: [indiscernible] what kind of land?

Mark Bradley: Raw land, mostly unimproved land. It’s not a typical loan for us, but we do feel pretty good that the land is saleable. It’s in Ohio. It’s in an economically growing area. So, that is currently on non-performing and non-accrual, but we are cautiously optimistic that the loan—the value is good and that we will come out of it with no loss, it’s just a matter of when. But that’s the biggest one, it’s roughly $2 million. The other handful of loans would be commercial real estate for the most part. They are not big in dollar amount and, again, we don’t expect major losses out of those.

Daniel Arnold: And with respect to the margin, I was just kind of curious how-- it looks like it mostly is a result of these loan pools you guys bought. What kind of loans are those, andthen-- its just the-- you put them on your books that kind of low valuation assumptions, or what exactly is going on there?

Mark Bradley: Well, they are loans that we bought in the normal course of acquisition several years ago, they would be commercial loans mostly, some personal loans, some equilines butthey are mostly commercial loans. Obviously, when you buy such loans, you mark those to market, expecting losses. The pools have actually, when I say pools they were just part of basic acquisitions over the last several years….

Daniel Arnold: It is a part of bank acquisitions?

Mark Bradley: Correct.

Daniel Arnold: Okay.

Mark Bradley: Or branches, but mostly bank. In the end, the loans -- the loans performed betterthan expected, so we are accreting that back into income, which helps net interest margin. But that’s really the answer.  We called them loan pools but they weren’t-- we didn’t go out buy a bunch of loans, they were just part of acquisitions.

Daniel Arnold: Okay. And you guys mentioned that you were liability sensitive over theshort-term. So, I mean, probably, we should see a further benefit to the margin, at least in the first quarter. You’ve -- I mean you guys are asset sensitive over the long-term and then margin will kind of trend down as 2008 goes on? With that-- you know, with the 3.20 or 3.30 [inaudible].

Mark Bradley: Yes. You know, the 75 basis point cut, when I saw that, I was obviously very happy. The question is if there’s going to be further cuts, how does that cut into the pricing dynamics that then occur, which occurred about four or five years ago, and a lot of loan customers come in wanting to talk about re-financing. So, yes, I think, if the cuts are really strong, meaning another 75 or another 25 on top of that, it does not benefit us. You know, we’re -- then at that point we’ll try to turn the ship to be asset sensitive and I think we are on those bigger ranges.

Daniel Arnold: Okay. And just lastly on the buy backs. How many shares you guys bought back in the fourth quarter? And then what were your numbers?

Mark Bradley: I think that’s actually in the earnings release, we bought about 85,000 sharesin the fourth compared to about 140,000 in the third. I’ve said-- as I said before, in the transcriptpart, I don’t expect us to buyback another 468,000 shares this year. We are authorized to do it but, I think, we’ll be a little more selective.

Daniel Arnold: Right.

Mark Bradley: But we bought -- we bought 85,000 in the fourth quarter. We’ll probably atthat level or below in the first quarter of ‘08, is my projection. But obviously, if the prices are in a certain range, we might be a little more aggressive. So, I’ll hedge my comments in that manner.

Daniel Arnold: Fair enough. All right, well, I appreciate it guys. Thanks a lot.

Mark Bradley: All right. Thanks Dan.

Facilitator: The next question is from David Darst, FTN Midwest. Go ahead, please.

David Darst: Hey, Mark.

Mark Bradley: Good morning, David.

David Darst: With the loans -- from ‘02 and ‘03, what’s the bottom maturity date of those? Were some of those paying off and that’s where you able to recapture the interest in the fourth quarter?

Carol Schneeberger: Those loans will pay-off over the next several years but, the credit quality was just better than we anticipated. Some have paid-off and some of them obviously paid off a little quicker than we anticipated.

Mark Bradley: Yeah. I guess, to add to that David, there was not like a massive repayment of those loans in the last few months.  It’s –just more credit quality than repayment but, there have been some pre-payment, I’ll call it, on some of the loans we acquired.

David Darst: Okay. You gave your outlook for an average earning assets next year as flat to slightly down.  Is that incorporating both flat loan and securities balances?

Mark Bradley: Yes, it actually incorporates also the write downs we had from the impairment charges, because obviously the book value on those will go down a little bit.  You know we’re not going to scurry out there and buy another $5 or $10 million of investments just to plug that. But, yes, I anticipate loans to drop slightly or be flat, I think, flat would be a victory for the year, but I don’t expect earning -- probably the best way to say is, I do not expect much if any earning asset growth in ‘08.

David Darst: Okay. And then, do you have any thoughts or comments on your local economy --employment rates or economic trend?

Mark Bradley: It’s kind of all-across the board David.  Remember our economy stretches from the Columbus, Ohio area to west of Ashland, Kentucky to parts of West Virginia. So, it is a fairly stable economy because it is so diverse. Typically this area would lag the nation. And as I’ve talked to you before, if there are booms and busts -- we don’t typically trend along that way. But things are actually okay in our economy, we have not have the issues that -- what I’ve seen in Northern Ohio or Michigan. It’s a little more stable because we are a little further south. So, actually, there’s not much negative news that I can see right now but we’re certainly watching all those indicators like unemployment, home values, etc. There are pressures mounting -- but at this point, we’re still okay.

David Darst: Okay. And then, your assumptions for provision expense and charge-offs for next year, is that kind of been [indiscernible] 35 basis points or so?

Mark Bradley: Yeah, the 35 bps was probably a little on a higher-end.  That was our ‘06 number. You know -- that’s a crystal ball approach -- but our best crystal ball says we’ll be between that 20 and 30 bps in ‘08. I look for our provision to be -- to be roughly -- and because of that, I look for our provision to be roughly the same as we saw in 2007. Again, not expecting much loan growth if we are pleasantly surprised and loans grow, that provision could go up just because of the loan growth.

David Darst: Okay, thanks.

Mark Bradley: Thank you.

Facilitator: The next question is from Jason Werner, Howe Barnes. Go ahead, Sir.

Jason Werner: Good morning.

Carol Schneeberger:  Good morning.

Mark Bradley: Hi Jason.

Jason Werner: A follow-up question regarding the loan pools that you are putting more into income now. I guess, what triggered that now as opposed to some other quarter? Why are you recognizing income now versus, prior to this?

Carol Schneeberger: We did start accreting that income in the third quarter. It’s just over time that the quality of the pools has improved and we needed to start pulling that into income.

Jason Werner: Okay. So, prior to then it was-- they were performing kind of the way you had expected and then lately it’s better.

Mark Bradley: That is a fair assessment. It’s kind of one of those, not a waiting game but when you create that mark to market mark, you expect some loans to not perform well so you wait. And as they perform better, I think we’re at that point where we say “this is real”, it’s good performance, so we need to take this accretion. So, as Carol said, the last 6 months for the year we started that, it will continue into ‘08 and then start falling off into 2009, 2010.

Jason Werner: Okay. And how much of the improvement margin could this contribute?

Mark Bradley: Dollar wise, for the -- well, its about 8 basis points in the fourth quarter. For the year, it’s -- for the quarter, its about $150,000 in interest income. For the year, it was about $350,000. For ‘08, it’ll probably be in the $450,000 to $500,000 range. So we’ll actually see a little more pick-up in ‘08 than we booked in ‘07.

Jason Werner: Okay. And then, overall for the margin guidance that you gave, to the high 3.30’s. Since you are liability sensitive in the one year timeframe and you’re at 3.40 in the quarter. I guess, why is that number down a little bit? Wouldn’t that number be higher?

Mark Bradley: Remember, we had 8 basis points, so, our -- what I’ll call core was close to 3.32 in the fourth quarter. Sometimes, there’s a delay in how quickly you see those rate cuts translate into net interest income. My thought is what I’m seeing already on the loan pricing side and especially on the deposit pricing side, our models are predicting some net-interest income pick-up, but, I think, the dynamics of the market’s pricing for loans and deposits will mitigate that. That’s why I think-- I am somewhat optimistic we get to the 3.40 range and maybe even higher but, I think, it will be short-lived in ‘08 because of this pricing dynamic on the loan and deposit side. I mean, we’re already seeing it on the loan side.

Jason Werner: Okay. And then, on the asset quality side, you had mentioned, that you saw a pickup in the delinquency. What is the dollar amount of the 30 to 89 days delinquent bucket?

Mark Bradley: It’s roughly $10 to $11 million -- it’s closer to $10 million …compared to about $6 million at the end of September. It’s not a number that creates shock waves, but -- the people that work here that hawk our loan quality, that is certainly something that we watch closely. The trend has been kind of ticking up throughout all of ’07. So, we hope that stops in ’08 -- but obviously, you have to follow the trend.

Jason Werner: Thank you.

Mark Bradley: Thank you.

Facilitator:The next question is from Bernard Horn, Polaris Capital. Go ahead, please.

Bernard Horn: Hi, good morning. Just a couple of quick questions. One is on the market-- first a couple a housekeeping ones and then a question on the market -- in the local area.  The preferred yields, could you just indicate what the yields are now in the Freddie and Fannie investments? And the next one is, it looks like your yields on the loans went down while your yields on securities went up in the quarter and is that just a function of the security values going down and that’s kind of boosting up the yields a little bit.  And is there anything else kind of going on in the loan category that would decline -- you know make the loans, the yields on the loans decrease. So that when I get those two first and then I’ll come back on the other question.

Mark Bradley: Okay. I believe, the first question was the Fannie and Freddie yields. They were yielding roughly 10% on a tax equivalent basis before the write downs.

Bernard Horn: Okay.

Mark Bradley: So they will be in the 12 to 13% range after the write downs.

Bernard Horn: Okay.

Mark Bradley: Your second question was related to loan and investment yields. I think Carol may have some information there.

Carol Schneeberger: Our securities yields are up due to securities that we pre-purchased ahead of some of the calls that we were expecting. Those securities were purchased in the 5.8% to 6% range versus the run-off at about 5.2%.

Bernard Horn: Okay. So, what are the maturities on those going -- that you bought ahead of the calls? They’ve already been called away, is that what you mean?

Mark Bradley: Can you ask that again, please?

Bernard Horn: Yeah, when you said when you bought them ahead of calls, does that mean that you anticipated some bonds being called in for pre-payment?

Mark Bradley: Yes, exactly. Yes.

Bernard Horn: And therefore, the maturity on those is probably quite short, may have already left the portfolio?

Mark Bradley: Yes.

Bernard Horn: So, as you re-invest the proceeds, what kind yields would you expect to get on the reinvestment of those called bond proceeds? Is that back down to 5.2 or --

Mark Bradley: Are you talking about current reinvestments?

Bernard Horn: Yeah, in other words, if you bought a bond in anticipation that it might be called away, and then you got a slightly higher yield as a result of that. Now the bond has been calledaway, you have cash, you have to reinvest it. So at what yields are you able to reinvest? In otherwords, would we expect to see the yield on securities kinda go back down to where it was?

Carol Schneeberger: Let me try to answer this. I think I understand your question.  What we -- we anticipate calls of securities that were in our portfolios. So we did, kind of pre-buy so to speak, in anticipations of those calls. The securities that were called away had a -- were yielding about 5.2%. So, it’s like, our earning assets, our investment portfolio jumped in anticipation of those calls, so it’s kind of back down to the former level.

Bernard Horn: Okay. I guess that answers the question then. The other question I had is just generally speaking, what’s the competitive environment in your area? I know, you know -- I’m calling from Boston  and in the Northeast here, we have certain banks that are out trying to raise a lot of capital and they are also trying to raise a lot of liquidity. And it appears that they are boosting up -- you know their bids and yields in what they’re willing to pay for consumer deposits. And I’m kind of curious if that’s also happening in your market. And then, likewise, on the loan portfolio or the loan competition, are you seeing that that’s still intense, is it reduced and if so, is that having any effect on, you know, the new loans that you’re able to book in terms of their yields?

Mark Bradley: The first question on deposits, yes we are seeing rather intense deposit pricing from the very, very large banks. That is impacting, you know, our ability to enhance net interest margin as rates go down. So, in our local markets, we do have the very large players in our market and it has had an impact on deposit pricing. In regards to loans, the capital markets as you know, froze up a little bit there for a few months or weeks, probably more months. Therefore, we did retain some loans that we thought would pay off. However, we are starting to hear about other, maybe, banks stepping in and taking us out on longer term fixed rate commercial real estate type deals. So, what had been seized up a little bit is starting to loosen up a little bit. We do think our competitors, for the most part, have tightened under-writing standards. We’ve never really changed our under-writing standards, but it has made it difficult to compete on commercial deals and even some one to four family deals. But, in the end, I think we are going to see some loans get taken out and go to the capital markets or to larger national banks because of that.

Bernard Horn: And then -- thank you -- and do you think that the reduction in the Fed fund rates will that take some of the competitive pressures off of some of these large banks trying to bid up deposit rates? Because now they have a potentially lower cost of funds -- than what they would -- ?

Mark Bradley: My only hope is that is true, but I think people are so hungry for what everybody is now calling a “core deposit,” and money market’s now called a core deposit.  With liquidity issues and bank regulators, their number one thing now is liquidity.  “1a” would be the Bank Secrecy Act. But, liquidity’s important and if deposits drop that’s not a good thing for bank regulators. So, I think there’s a dynamic going on that, yes, the Fed's cutting rates will help a little, but it may not help as much as you think. We’ll have to wait and see.

Bernard Horn: Okay. Thanks very much, and thanks again for keeping the margin stable and going up, and the efficiency ratio in good control. So, I appreciate it.

Mark Bradley: All right, thank you.

Facilitator:[Facilitator Instructions]. At this time, there are no further questions. Sir, do you have any closing remarks?

Mr. Bradley: Yes, I just want to thank everyone for participating.  Those were very good questions.  Please remember our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section.  Thanks for your time and have a good day.

Facilitator: This will conclude today’s conference call. Thank you.
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